SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2007

Commission File Number: 000-49620

Cobalis Corp.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	91-1868007 (I.R.S. Employer Identification No.)
2445 McCabe Way, Suite 150, Irvine, CA (Address of principal executive offices)	92614 (Zip Code)
(949) 757-0001 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
|_| Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement

As previously reported, on December 20, 2006, ("Agreement Date") the Registrant, Cobalis Corp., a Nevada corporation ("we"), entered into a Securities Purchase Agreement with Cornell Capital Partners, L.P. ("Cornell Capital"), pursuant to which we agreed to issue up to an aggregate principal amount of $3,850,000 of convertible debentures ("Purchase Price"). Of that amount, the $2,500,000 convertible secured debenture (the “Closing Debenture”) has been issued and was funded on or about December 23, 2006.

On February 20, 2007, we filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”) registering 7,024,085 shares of common stock in the name of Cornell Capital pursuant to a Registration Rights Agreement between us and Cornell Capital dated December 20, 2006 (the “Rights Agreement”). Accordingly, the first $675,000 convertible debenture (the “Filing Debenture”), was then issued and funded. On March 16, 2007, the Registration Statement was declared effective. The second $675,000 convertible debenture (the “Final Debenture”), attached hereto as Exhibit 10.6.2, was then issued and funded. Accordingly, we have now received aggregate gross proceeds of $3,850,000 as of the date of this report.

The Final Debenture is convertible at the option of Cornell Capital any time up to maturity at a conversion price equal to the lesser of the fixed conversion price of $0.9955, or the market conversion price, defined as 90% of the average of the lowest three daily volume weighted average trading prices per share of our common stock during the fifteen (15) trading days immediately preceding the conversion date, as quoted by Bloomberg, LP. We may, at our option, redeem the debenture beginning four months after the Registration Statement was declared effective by the SEC.

The Final Debenture has a two-year term and accrues interest at 8% per year payable in our common stock at the rate equal to the conversion price of the debenture in effect at the time of payment. Interest and principal payments on the Final Debenture is due on the maturity date of March 16, 2009.

The Final Debenture, like the Closing Debenture and the Filing Debenture, is secured by a security agreement with Cornell Capital, which is secured by all our assets, including, but not limited to, assets acquired from Gene Pharmaceuticals, LLC, including the patents for our primary product under development, pursuant to an Asset Pledge Statement. The debentures are also secured by a pledge of 8,400,000 shares of our common stock which are owned by Radul Radovich, one of our directors, and his affiliated entities, which comprises approximately 23.6 % of our currently issued and outstanding common stock. Finally, our officers and directors have executed lock-up agreements restricting the sale of shares of our common stock that they own for a period extending for 30 days after all amounts due under the convertible debentures have been paid.

We plan to use the proceeds for general corporate purposes and for working capital. We agreed to pay Yorkville Advisors a fee of 10% of each tranche of the Purchase Price. Therefore, the net proceeds to us from the Final Debenture are $607,500.

Issuance of the securities sold was exempt from registration pursuant to Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act. The securities were sold to an accredited investor in a private transaction without the use of any form of general solicitation or advertising. The underlying securities are “restricted securities” subject to applicable limitations on resale.

Item 2.03. Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 3.02. Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 5.02. Compensatory Arrangements of Certain Officers

On March 20, 2007, we executed a consulting agreement with our Interim Chief Financial Officer, Kevin Pickard, to memorialize the terms of his engagement with us. The terms of his one-year engagement were effective as of the date of his engagement, December 19, 2006, as previously reported. In exchange for his services, Mr. Pickard will receive cash fees of $4,166.67 per month, plus four separate grants of 50,000 shares of our common stock due on the following dates: January 1, 2007; April 1, 2007; July 1, 2007; and October 1, 2007. The grant of shares for January 1, 2007 has not yet been made. The agreement is attached hereto as Exhibit 10.16.

Item 8.01 Other Events

On March 22, 2007, we issued the press release announcing the closing on the financing transaction described above with Cornell Capital as set forth in Exhibit 99.1.

Item 9.01	Exhibits
10.6.2	Secured Convertible Debenture (“Final Debenture”) for $675,000
10.16	Consulting Agreement with Kevin Pickard, Interim CFO
99.1	Press Release dated March 22, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Cobalis Corp.

Date: March 22, 2007	By:	/s/ Chaslav Radovich
Chaslav Radovich, President

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